Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BioLargo, Inc.

We consent to the inclusion in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (file No. 333-268973) of BioLargo, Inc. (the “Company”) of our report dated March 31, 2025, relating to our audit of the Company’s consolidated financial statements as of December 31, 2024 and 2023 and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Our report dated March 31, 2025, contains an explanatory paragraph that states the Company has as suffered recurring losses from operations, has negative cash flow from operations and has a significant accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in this Post-Effective Amendment No. 4.

/s/Hacker Johnson & Smith PA

HACKER JOHNSON & SMITH PA

Tampa, Florida

April 17, 2025